                                                                     EXHIBIT 4.4

================================================================================

                              AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT

                                      among

                              CRITICAL PATH, INC.,

                       GENERAL ATLANTIC PARTNERS 74, L.P.,

                       GAP COINVESTMENT PARTNERS II, L.P.,

                                  GAPSTAR, LLC,

                                   GAP-W, LLC,

                              GAPCO GMBH & CO. KG,

                          CAMPINA ENTERPRISES LIMITED,

                                CENWELL LIMITED,

                             GREAT AFFLUENT LIMITED,

                              DRAGONFIELD LIMITED,

                               LION COSMOS LIMITED

                                       and

                             VECTIS CP HOLDINGS, LLC

                            Dated: November __, 2003

================================================================================

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
1.       Definitions....................................................................................     2

2.       Future Issuance of Shares; Preemptive Rights...................................................     6
         2.1      Offering Notice.......................................................................     6
         2.2      Preemptive Rights; Exercise...........................................................     7
         2.3      Closing...............................................................................     8
         2.4      Sale to Subject Purchaser.............................................................     8

3.       Corporate Governance...........................................................................     8
         3.1      Board of Directors; Number and Composition............................................     8
         3.2      Reimbursement of Expenses; D&O Insurance..............................................     9
         3.3      Meetings of the Board of Directors....................................................     9
         3.4      Annual Budget.........................................................................     9

4.       Standstill; Nasdaq Matters.....................................................................     9
         4.1      Standstill............................................................................     9
         4.2      Nasdaq Matters........................................................................    11

5.       Miscellaneous..................................................................................    11
         5.1      Notices...............................................................................    11
         5.2      Successors and Assigns; Third Party Beneficiary.......................................    13
         5.3      Amendment and Waiver..................................................................    13
         5.4      Counterparts..........................................................................    13
         5.5      Specific Performance..................................................................    13
         5.6      Headings..............................................................................    13
         5.7      Governing Law.........................................................................    13
         5.8      Severability..........................................................................    13
         5.9      Rules of Construction.................................................................    14
         5.10     Entire Agreement......................................................................    14
         5.11     Term of Agreement.....................................................................    14
         5.12     Further Assurances....................................................................    14

Schedule          Coinvestors

EXHIBITS

A                 Articles of Incorporation
B                 By-laws

                                    Schedule

                                   Coinvestors

Vectis CP Holdings, LLC

Campina Enterprises Limited

Cenwell Limited

Great Affluent Limited

Dragonfield Limited

Lion Cosmos Limited

                              AMENDED AND RESTATED

                             STOCKHOLDERS AGREEMENT

         AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement"), dated November __, 2003, among Critical Path, Inc., a California corporation (the "Company"), General Atlantic Partners 74, L.P., a Delaware limited partnership ("GAP LP"), GAP Coinvestment Partners II, L.P., a Delaware limited partnership ("GAP Coinvestment"), GapStar, LLC, a Delaware limited liability company ("GapStar"), GAP-W, LLC, a Delaware limited liability company ("GAP-W"), GAPCO GmbH & Co. KG, a German limited partnership ("GmbH Coinvestment"), and the Persons listed on the Schedule hereto (the "Coinvestors").

         WHEREAS, pursuant to the Stock and Warrant Purchase and Exchange Agreement, dated November 8, 2001, as amended from time to time (the "Stock Purchase Agreement"), among the Company, GAP LP, GAP Coinvestment, GapStar and the Coinvestors, the Company has (i) issued and sold to GAP LP, GAP Coinvestment, GapStar and the Coinvestors an aggregate of 708,037 shares of Series D Cumulative Redeemable Convertible Participating Preferred Stock, par value $0.001 per share, of the Company, as amended from time to time (the "Series D Preferred Stock"), (ii) issued and delivered to GAP LP, GAP Coinvestment and GapStar an aggregate of 1,837,418 shares of Series D Preferred Stock in exchange for a certain amount of convertible subordinated notes of the Company and (iii) issued and sold to GAP LP, GAP Coinvestment and GapStar warrants (the "Warrants") to purchase shares of Common Stock; and

         WHEREAS, pursuant to the Convertible Note Purchase and Exchange Agreement, dated November 18, 2003 (the "Convertible Note Purchase and Exchange Agreement"), among the Company, GAP LP, GAP Coinvestment, GapStar, GAP-W, GAPCO GmbH Coinvestment, Campina Enterprises Limited ("Campina Enterprises Limited"), Cenwell Limited ("Cenwell Limited"), Great Affluent Limited ("Great Affluent Limited"), Dragonfield Limited ("Dragonfield Limited") and Lion Cosmos Limited ("Lion Cosmos Limited"), (i) the Company has issued and sold to GAP LP, GAP Coinvestment, GapStar, GAP-W and GAPCO GmbH Coinvestment convertible promissory notes in the principal amount of $10,000,000 (the "Notes"), which are convertible into shares, par value $0.001 per share, of Series E Convertible Preferred Stock of the Company (the "Series E Preferred Stock") and (ii) Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited and Lion Cosmos Limited agreed upon the satisfaction of certain conditions to exchange their CK Sub Notes (as hereinafter defined) for shares of Series E Preferred Stock; and

         WHEREAS, the parties hereto wish to provide for, among other things, preemptive rights, corporate governance rights and standstill obligations and certain other rights under certain conditions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "Board of Directors" means the Board of Directors of the Company.

                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of California are authorized or required by law or executive order to close.

                  "Campina Enterprises Limited" has the meaning set forth in the recitals of this Agreement.

                  "Cenwell Limited" has the meaning set forth in the recitals of this Agreement.

                  "Charter Documents" means the Articles of Incorporation and the By-laws of the Company as in effect on the date hereof after giving effect to the filing of the Amended and Restated Certificate of Determination with respect to the Series D Preferred Stock and the Certificate of Determination with respect to the Series E Preferred Stock with the Secretary of State of the State of California, copies of which are attached hereto as Exhibit A and Exhibit B, respectively.

                  "CK Sub Notes" means the 5 3/4% Convertible Subordinated Notes, due April 1, 2005, issued by the Company in the principal face amount of $32,795,000 pursuant to the Company's Indenture, dated March 31, 2000, and standing in the name of Campina Enterprises Limited, Cenwell Limited, Great Affluent Limited, Dragonfield Limited or Lion Cosmos Limited on the books of the Company.

                  "Coinvestor Stockholders" means the Coinvestors and any Affiliate of a Coinvestor that, after the date hereof, acquires Shares, and the term "Coinvestor Stockholder" shall mean any such person.

                  "Coinvestors" has the meaning set forth in the preamble to this Agreement.

                  "Coinvestors Sub-group" has the meaning set forth in Section 4.1(c) of this Agreement.

                  "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" means the Common Stock, par value $.001 per share, of the Company and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

                  "Common Stock Equivalents" means any security or obligation which is by its terms convertible, exchangeable or exercisable into or for shares of Common Stock, including, without limitation the Series D Preferred Stock, Series E Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge or any such primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "Convertible Note Purchase and Exchange Agreement" has the meaning set forth in the recitals to this Agreement.

                  "Dragonfield Limited" has the meaning set forth in the recitals of this Agreement.

                  "Escrow Agreement" has the meaning set forth in the recitals to this Agreement.

                  "Excess New Securities" has the meaning set forth in Section 2.2(a) of this Agreement.

                  "Exchange" has the meaning set forth in the Convertible Note Purchase and Exchange Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Exempt Issuances" has the meaning set forth in Section 2.1 of this Agreement.

                  "GAP Coinvestment" has the meaning set forth in the preamble to this Agreement.

                  "GAP LLC" means General Atlantic Partners, LLC, a Delaware limited liability company and the general partner of GAP LP and the managing member of GapStar, and any successor to such entity.

                  "GAP LP" has the meaning set forth in the preamble to this Agreement.

                  "GAP-W" has the meaning set forth in the preamble to this Agreement.

                  "GapStar" has the meaning set forth in the preamble to this Agreement.

                  "General Atlantic Director" has the meaning set forth in
Section 3.2(a) of this Agreement.

                  "General Atlantic Stockholders" means GAP LP, GAP Coinvestment, GapStar, GAP-W, GmbH Coinvestment and any Affiliate of GAP LLC that, after the date hereof, acquires Shares, and the term "General Atlantic Stockholder" shall mean any such Person.

                  "GmbH Coinvestment" has the meaning set forth in the preamble to this Agreement.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Great Affluent Limited" has the meaning set forth in the recitals of this Agreement.

                  "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under leases which have been or should be, in accordance with United States generally accepted accounting principles in effect from time to time, recorded as capital leases, (f) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (g) any Contingent Obligation of such Person.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity related preferences).

                  "Lion Cosmos Limited" has the meaning set forth in the recitals of this Agreement.

                  "Nasdaq" means The Nasdaq Stock Market, Inc.

                  "New Issuance Notice" has the meaning set forth in Section 2.1 of this Agreement.

                  "New Securities" has the meaning set forth in Section 2.1 of this Agreement.

                  "Notes" has the meaning set forth in the recitals to this Agreement.

                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "Preemptive Rightholder(s)" has the meaning set forth in
Section 2.1 of this Agreement.

                  "Proportionate Percentage" has the meaning set forth in
Section 2.2(a) of this Agreement.

                  "Proposed Price" has the meaning set forth in Section 2.1 of this Agreement.

                  "Requirement of Law" means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other governmental authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                  "Series D Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Series E Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Shares" means, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock, Series D Preferred Stock and Series E Preferred Stock, and any other Common Stock Equivalents owned thereby; provided, however, for the purposes of any computation of the number of Shares pursuant to Sections 2.2 and 5.3, all outstanding Common Stock Equivalents shall be deemed converted, exercised or exchanged as applicable and the shares of Common Stock issuable upon such conversion, exercise or exchange shall be deemed outstanding, whether or not such conversion, exercise or exchange has actually been effected.

                  "Standstill Ceiling" has the meaning set forth in Section 4.1(a) of this Agreement.

                  "Standstill Expiration Date" means November 8, 2008.

                  "Stock Option Plans" means the Company's stock option plans and employee purchase plans pursuant to which shares of restricted stock and options to purchase shares of Common Stock are reserved and available for grant to officers, directors, employees and consultants of the Company.

                  "Stock Purchase Agreement" has the meaning set forth in the recitals to this Agreement.

                  "Stockholder Approval" has the meaning set forth in the Convertible Note Purchase and Exchange Agreement.

                  "Stockholders" means the General Atlantic Stockholders and the Coinvestor Stockholders.

                  "Stockholders Meeting" has the meaning set forth in Section
4.2 of this Agreement.

                  "Subject Purchaser" has the meaning set forth in Section 2.1 of this Agreement.

                  "Vectis Stockholders" has the meaning set forth in Section 4.1(c) of this Agreement.

                  "Warrants" has the meaning set forth in the recitals to this Agreement.

                  "Written Consent" has the meaning set forth in Section 4.2 of this Agreement.

         2.       Future Issuance of Shares; Preemptive Rights.

                  2.1 Offering Notice. Except for (a) options to purchase Series E Preferred Stock or Common Stock or restricted stock which may be issued pursuant to the Stock Option Plans, (b) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (c) capital stock issued upon exercise, conversion or exchange of any Common Stock Equivalent either (x) previously issued or (y) issued in accordance with the terms of this Agreement or the Convertible Note Purchase and Exchange Agreement,
(d) capital stock of the Company issued in consideration of an acquisition, approved by the Board of Directors, by the Company of another Person, (e) shares of Common Stock issued as a dividend on the Series D Preferred Stock or Series E Preferred Stock, (f) shares of Common Stock or Common Stock Equivalents issued in strategic transactions (which may not be private equity or venture capital financing transactions) approved by the Board of Directors to Persons that are not principally engaged in financial investing and (g) up to 10,000,000 shares of Series E Preferred Stock which may be issued pursuant to Section 2.7 of the Convertible Note Purchase and Exchange Agreement ((a)-(g) being referred to collectively as "Exempt Issuances"), if the Company wishes to issue any capital stock or any other securities convertible into or exchangeable for capital stock of the Company pursuant to a private placement exempt from registration under the Securities Act, other than any such private placement that is made solely to Qualified Institutional Buyers (as defined in the Securities Act) in reliance on Rule 144A promulgated under the Securities Act (collectively, "New Securities") to any Person (the "Subject Purchaser"), then the Company shall offer such New Securities first to each of the General Atlantic Stockholders and the Coinvestor Stockholders (each, a "Preemptive Rightholder" and collectively, the "Preemptive Rightholders") by sending written notice (the "New Issuance Notice") to the Preemptive Rightholders, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per security of the New Securities (the "Proposed Price"). Upon delivery of the New Issuance Notice, such offer shall be irrevocable unless and until the rights provided for in Section 2.2 shall have been waived or shall have expired.

                  2.2      Preemptive Rights; Exercise.

                           (a)      For a period of twenty (20) days after the
giving of the New Issuance Notice pursuant to Section 2.1, each of the Preemptive Rightholders shall have the right to purchase its Proportionate Percentage (as hereinafter defined) of the New Securities at a purchase price equal to the Proposed Price and upon the same terms and conditions set forth in the New Issuance Notice. Each Preemptive Rightholder shall have the right to purchase that percentage of the New Securities determined by dividing (x) the total number of Shares then owned by such Preemptive Rightholder by (y) the total number of Shares owned by all of the Preemptive Rightholders (the "Proportionate Percentage"). If any Preemptive Rightholder does not fully subscribe for the number or amount of New Securities that it or he is entitled to purchase pursuant to the preceding sentence, then each Preemptive Rightholder which elected to purchase New Securities shall have the right for a five (5) day period to purchase that percentage of the remaining New Securities not so subscribed for (for the purposes of this Section 2.2(a), the "Excess New Securities") determined by dividing (x) the total number of Shares then owned by such fully participating Preemptive Rightholder by (y) the total number of Shares then owned by all fully participating Preemptive Rightholders who elected to purchase Excess New Securities. Each of the Stockholders may transfer all or any portion of its rights to purchase New Securities under this Section 2 to any of its Affiliates.

                           (b)      The right of each Preemptive Rightholder to
purchase the New Securities or Excess New Securities, as the case may be, under subsection (a) above shall be exercisable by delivering written notice of the exercise thereof, prior to the expiration of the 20-day period referred to in subsection (a) above with respect to New Securities or prior to the expiration of the 5-day period referred to in subsection (a) above with respect to Excess New Securities, to the Company, which notice shall state the amount of New Securities that such Preemptive Rightholder elects to purchase pursuant to
Section 2.2(a). The failure of a Preemptive Rightholder to respond within such 20-day or 5-day period shall be deemed to be a waiver of such Preemptive Rightholder's rights under Section 2.2(a), provided that each Preemptive Rightholder may waive its rights under Section 2.2(a) prior to the expiration of such 20-day or 5-day period by giving written notice to the Company.

                  2.3 Closing. The closing of the purchase of New Securities or Excess New Securities subscribed for by the Preemptive Rightholders under Section 2.2 shall be held at the executive office of the Company at 11:00 a.m., local time, on (a) the 30th day after the giving of the New Issuance Notice pursuant to Section 2.1, if the Preemptive Rightholders elect to purchase all of the New Securities under Section 2.2, (b) the date of the closing of the sale to the Subject Purchaser made pursuant to Section 2.4 if the Preemptive Rightholders elect to purchase some, but not all, of the New Securities under Section 2.2 or (c) at such other time and place as the parties to the transaction may agree. At such closing, the Company shall deliver certificates representing the New Securities, and such New Securities shall be issued free and clear of all Liens (other than those attributable to actions by the purchasers thereof) and the Company shall so represent and warrant, and further represent and warrant (in addition to other customary representations and warranties) that such New Securities shall be, upon issuance thereof to the Preemptive Rightholders and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Preemptive Rightholder purchasing the New Securities shall deliver at the closing payment in full in immediately available funds for the New Securities purchased by him or it. At such closing all of the parties to the transaction shall execute such additional documents as are customary for transactions of this type.

                  2.4 Sale to Subject Purchaser. The Company may sell to the Subject Purchaser all of the New Securities not purchased by the Preemptive Rightholders pursuant to Section 2.2 on terms and conditions that are no more favorable to the Subject Purchaser than those set forth in the New Issuance Notice; provided, however, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days following the earlier to occur of
(i) the waiver by the Preemptive Rightholders of their option to purchase New Securities or Excess New Securities pursuant to Section 2.2, or (ii) the expiration of the 20-day or 5-day period referred to in Section 2.2. If such sale is not consummated within such 90-day period for any reason, then the restrictions provided for herein shall again become effective, and no issuance and sale of New Securities may be made thereafter by the Company without again offering the same in accordance with this Section 2. The closing of any issuance and sale pursuant to this Section 2.4 shall be held at a time and place as the parties to the transaction may agree within such 90-day period.

         3.       Corporate Governance.

                  3.1      Board of Directors; Number and Composition.

                           (a)      The Company shall take all actions
reasonably necessary to cause the nomination to the Board of Directors of one
(1) individual designated by the General Atlantic Stockholders but only if the General Atlantic Stockholders are not entitled to elect one director of the Company by virtue of their rights as the holders of a majority of the shares of Series D Preferred Stock (the "General Atlantic Director").

                           (b)      If so requested by the Coinvestor Sub-group,
the Company shall cause the nomination to the Board of Directors of one (1) individual designated by the Coinvestor Sub-group but only if the Coinvestor Sub-group is not entitled to elect one director of the Company by virtue of their rights as the holders of a majority of the shares of Series E Preferred Stock (the "Sub-group Director").

                  3.2 Reimbursement of Expenses; D&O Insurance. The Company shall reimburse the General Atlantic Director for all reasonable travel and accommodation expenses incurred by him in connection with the performance of his duties as director of the Company upon presentation of appropriate documentation therefor. The Company shall use reasonable commercial efforts to maintain a directors' liability insurance policy that is reasonably acceptable to the Board of Directors.

                  3.3 Meetings of the Board of Directors. The Company agrees to take such actions as are necessary to cause the Board of Directors to meet in person or telephonically not less frequently than once during each calendar month.

                  3.4 Annual Budget. Not less than thirty (30) days prior to the end of each fiscal year, the Company shall prepare and submit to the Board of Directors for its approval an annual operating budget of the Company for the next succeeding fiscal year in reasonable detail.

                  3.5 Coinvestor Sub-group Rights. Notwithstanding anything to the contrary set forth in the Charter Documents, so long as the Coinvestor Sub-group owns at least 7,000,000 shares of Series E Preferred Stock (subject to anti-dilution adjustment for stock splits of, combinations of and capital reorganizations with respect to the Series E Preferred Stock) the consent and approval of the Coinvestor Sub-group, voting separately as a class, shall be a prerequisite to:

                           (a)      any action that would result in a deemed
dividend to the shares of Series E Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended; or

                           (b)      the issuance, incurrence, assumption or
guarantee by the Corporation or any Subsidiary of the Corporation of any funded Indebtedness (excluding capital leases incurred in the ordinary course of business but including the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, provided that, with respect to the incurrence of any debt in connection with any borrowing arrangements with Silicon Valley Bank, if the members of the Coinvestor Sub-group do not respond to a written request for consent by the Company within two Business Days of receiving such request, such members shall be deemed to have consented).

         4.       Standstill; Nasdaq Matters.

                  4.1 Standstill. Without the approval or written consent of the Board of Directors, none of the General Atlantic Stockholders or any of their Affiliates, and none of the Coinvestor Stockholders or any of their respective Affiliates shall, severally and not jointly, at any time prior to the Standstill Expiration Date:

                           (a)      purchase or otherwise acquire, or propose or
offer to purchase or acquire, any shares of the Company's capital stock, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, any shares of the Company's capital stock or any Common Stock Equivalents in excess of the number of shares of the Company's capital stock and Common Stock Equivalents purchased pursuant to the Stock Purchase Agreement (subject to adjustments and issuances of additional Common Stock Equivalents pursuant to the Amended and Restated Certificate of Determination with respect to the Series D Preferred Stock) and the Convertible Note Purchase and Exchange Agreement (subject to adjustments and issuances of additional Common Stock Equivalents pursuant to the Certificate of Determination with respect to the Series E Stock) with respect to each such Stockholder and its Affiliates considered severally and not jointly with any other Stockholder and its Affiliates (the "Standstill Ceiling"); provided, however, that in no event shall any such Stockholder acquire any Shares in a transaction in such an amount that when aggregated with the shares of the Company's capital stock already owned by such Stockholder, the acquisition of such shares of the Company's capital stock would require stockholder approval under applicable Nasdaq rules and policies; and provided, further, that the dividends that accrue on the shares of Series D Preferred Stock and Series E Preferred Stock pursuant to the terms thereof shall be excluded for purposes of calculating whether or not a Stockholder and its Affiliates have exceeded the Standstill Ceiling;

                           (b)      except as specified in this Agreement, make,
or in any way participate, directly or indirectly, in any "solicitation" of "proxy" (as such terms are defined or used in Regulation 14A of the Exchange
Act) to vote, or seek to advise or influence any Person with respect to the voting of, any shares of the Company's capital stock, or become a "participant" in any "election contest" (as such terms are used or defined in Regulation 14A of the Exchange Act) relating to the election of directors of the Company; provided, however, that none of the General Atlantic Stockholders, the Coinvestor Stockholders or any of their respective Affiliates shall be deemed to have engaged in a "solicitation" or to have become a "participant" by reason of the membership of designees of the General Atlantic Stockholders, the Coinvestor Stockholders or any of their respective Affiliates on the Board of Directors;

                           (c)      form, join or in any way participate in a
"group" (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise act in concert with any Person for the purpose of acquiring, holding, voting or disposing of any shares of the Company's capital stock; provided, however, that (i) the General Atlantic Stockholders may act as a group for the purpose of acquiring, holding, voting or disposing of any shares of the Company's capital stock, (ii) Vectis CP Holdings, LLC and any Affiliate thereof that acquires shares of the Company's capital stock (the "Vectis Stockholders") may act as a group for the purpose of acquiring, holding, voting or disposing of any shares of the Company's capital stock, (iii) Cenwell Limited, Campina Enterprises Limited, Great Affluent Limited, Dragonfield Limited, or Lion Cosmos Limited or any Affiliate thereof that acquires shares of the Company's capital stock (the "Coinvestor Sub-group") may act as a group for the purpose of acquiring, holding, voting or disposing of any shares of the Company's capital stock; and provided further, that, for the avoidance of doubt, the General Atlantic Stockholders, the Vectis Stockholders and the Coinvestor Sub-group may not together act as a group for the purpose of acquiring, holding, voting or disposing of any shares of the Company's capital stock; or

                           (d)      request the Company (or its directors,
officers, employees or agents), to take any action which would reasonably be expected to require pursuant to law the Company to make a public announcement or proposal or offer with respect to (i) any form of business combination or transaction involving the Company including, without limitation, a merger, consolidation, tender or exchange offer, sale or purchase of assets, or dissolution or liquidation of the Company or (ii) instigate, encourage or assist any Person to do any of the foregoing.

                  4.2 Nasdaq Matters. The Company shall use all commercially reasonable efforts to maintain the quotation and listing on Nasdaq of all of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock and Series E Preferred Stock and all of the shares of Common Stock issuable upon exercise of the Warrants.

         5.       Miscellaneous.

                  5.1 Notices. All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:

                           (a)      if to the Company:

                                    Critical Path, Inc.
                                    532 Folsom Street
                                    San Francisco, CA  94105
                                    Telecopy: (415) 808-8898
                                    Attention: Chief Financial Officer

                                    with a copy to, which shall not constitute notice:

                                    Pillsbury Winthrop LLP
                                    50 Fremont Street
                                    San Francisco, CA 94105
                                    Telecopy: (415) 983-1200
                                    Attention: Gregg F. Vignos, Esq.

                           (b)      if to any of the General Atlantic
                                    Stockholders:

                                    c/o General Atlantic Service Corporation
                                    3 Pickwick Plaza
                                    Greenwich, CT  06830
                                    Telecopy: (203) 622-8818
                                    Attention: Matthew Nimetz
                                               Thomas J. Murphy

                                    with a copy to, which shall not constitute notice:

                                    Paul, Weiss, Rifkind, Wharton & Garrison LLP
                                    1285 Avenue of the Americas

                                    New York, NY  10019-6064
                                    Telecopy: (212) 757-3990
                                    Attention: Douglas A. Cifu, Esq.

                                    (c)     if to the Coinvestor Stockholders:

                                    (i)     if to Vectis CP Holdings, LLC:

                                    c/o Vectis Group, LLC
                                    117 Greenwich Street
                                    San Francisco, CA  94111
                                    Telecopy:  (415) 352-5310
                                    Attention:  Matthew Hobart

                                    with a copy to, which shall not constitute notice:

                                    Kirkland & Ellis
                                    153 East 53rd Street
                                    New York, NY  10022-4675
                                    Telecopy:  (212) 446-4900
                                    Attention:  Michael Movsovich, Esq.

                                    (ii)    if to Campina Enterprises Limited,
                                            Great Affluent Limited, Dragonfield
                                            Limited or Lion Cosmos Limited:

                                            c/o 7th Floor
                                            Cheung Kong Center
                                            2 Queen's Road Central
                                            Hong Kong
                                            Telecopy: (852) 2845-2057
                                            Attention: Mr. Edmond Ip

                                    (iii)   if to Cenwell Limited:

                                            c/o 22nd Floor
                                            Hutchison House
                                            10 Harcourt Road
                                            Hong Kong
                                            Telecopy: (852) 2128-1778
                                            Attention: Company Secretary

         All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 5.1 designate another address or Person for receipt of notices hereunder.

                  5.2 Successors and Assigns; Third Party Beneficiary. This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto. No person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

                  5.3      Amendment and Waiver.

                           (a)      No failure or delay on the part of any party
hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

                           (b)      Any amendment, supplement or modification of
or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by (i) the Company, (ii) the General Atlantic Stockholders and (iii) the Coinvestor Stockholders holding a majority of the voting power of the Shares held by the Coinvestor Stockholders; provided, however, that to the extent that any such amendment or waiver adversely affects any of the Stockholders, such amendment or waiver shall require the prior written consent of each Stockholder so adversely affected; provided further, that any Stockholder may waive in writing any right that inures to such Stockholder. Any such amendment, supplement, modification, waiver or consent shall be binding upon the Company and all of the Stockholders.

                  5.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  5.5 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

                  5.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                  5.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

                  5.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

                  5.9 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

                  5.10 Entire Agreement. This Agreement, together with the exhibits hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth herein or therein or set forth in the Stock Purchase Agreement or the Convertible Note Purchase and Exchange Agreement. Subject to Section 5.11, upon the Subsequent Closing (as defined in the Convertible Note Purchase and Exchange Agreement), this Agreement, together with the exhibits hereto, shall supersede all prior agreements and understandings among the parties with respect to such subject matter.

                  5.11 Term of Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall become effective immediately following the Subsequent Closing. If the Subsequent Closing does not occur and the obligation to consummate the Conversion and the Exchange (each as defined in the Convertible Note Purchase and Exchange Agreement) is terminated pursuant to
Article IX of the Convertible Note Purchase and Exchange Agreement, this Agreement shall immediately terminate and be of no further force or effect. If the Subsequent Closing does occur, this Agreement shall terminate upon the earlier of (a) with respect to a particular Stockholder, on the date that such Stockholder and its Affiliates beneficially own less than 5% of the actual outstanding shares of Common Stock (assuming conversion of the shares of Series D Preferred Stock and Series E Preferred Stock) or (b) the twentieth anniversary of the date hereof.

                  5.12 Further Assurances. Each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

              [the remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amended and Restated Stockholders Agreement on the date first written above.

                                    CRITICAL PATH, INC.

                                    By: ___________________________
                                        Name:
                                        Title:

          SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                                    GENERAL ATLANTIC PARTNERS 74, L.P.

                                    By: GENERAL ATLANTIC PARTNERS, LLC,
                                        its General Partner

                                    By: ___________________________
                                        Name:
                                        Title:

                                    GAP COINVESTMENT PARTNERS II, L.P.

                                    By: ___________________________
                                        Name:
                                        Title:

                                    GAPSTAR, LLC

                                    By: GENERAL ATLANTIC PARTNERS, LLC,
                                        its Managing Member

                                    By: ___________________________
                                        Name:
                                        Title:

                                    GAP-W, LLC

                                    By: GENERAL ATLANTIC PARTNERS, LLC,
                                        its Manager

                                    By: ___________________________
                                        Name:
                                        Title:

                                    GAPCO GMBH & CO. KG

                                    By: GAPCO MANAGEMENT GMBH,
                                        its General Partner

                                    By: ___________________________
                                        Name:
                                        Title:

          SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                                    VECTIS CP HOLDINGS, LLC,
                                    a Delaware limited liability company

                                    By: VECTIS GROUP, LLC,
                                        its Managing Member

                                    By: ___________________________
                                        Name:
                                        Title:

          SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

                                    CENWELL LIMITED

                                    By: ___________________________
                                        Name:
                                        Title:

                                    CAMPINA ENTERPRISES LIMITED

                                    By: ___________________________
                                        Name:
                                        Title:

                                    GREAT AFFLUENT LIMITED

                                    By: ___________________________
                                        Name:
                                        Title:

                                    DRAGONFIELD LIMITED

                                    By: ___________________________
                                        Name:
                                        Title:

                                    LION COSMOS LIMITED

                                    By: ___________________________
                                        Name:
                                        Title:

          SIGNATURE PAGE TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT